Exhibit 99.1

Contact:

Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS RESULTS FOR THE SECOND QUARTER OF 2013

BEDMINSTER, N.J. – July 31, 2013 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded net income available to common shareholders of $4.90 million and diluted earnings per share of $0.55 for the six months ended June 30, 2013. This compared to $5.33 million and $0.61, respectively, for the same six month period last year.

For the quarter ended June 30, 2013, the Corporation recorded net income available to common shareholders of $2.01 million and diluted earnings per share of $0.22. This compared to $2.72 million and $0.31, respectively, for the same quarter last year.

The 2013 quarter and six months ended included a $930 thousand write-down of an REO property, resulting in an after-tax charge of approximately $600 thousand or approximately seven cents per fully diluted share.

Doug Kennedy, President and CEO, said, “I am pleased to report another quarter of accomplishment. First and foremost, we continued to implement and follow through on our Strategic Plan – known as “Expanding Our Reach”. As previously reported, this Plan focuses on the client experience and organic growth across all lines of business. The Plan calls for expansion of existing lines of business and establishment of a new commercial and industrial (C&I) lending platform through the use of private banking teams, who will lead with deposit gathering and wealth management discussions. The Plan further calls for establishment of a sales force that supports our branches and will serve as a primary point of contact for clients.

Mr. Kennedy went on to note the following additional highlights for the second quarter of 2013:

•	The Company continued with its strategic hiring, including adding a team of eight highly experienced individuals to staff its new Princeton private banking location, led by Market President Sean Murray, who joined the Company from Wilmington Trust in Princeton.
•	Total loan balances of $1.25 billion reached another record level for the Company. This level reflected an increase of 13 percent from the end of June 2012 and an increase of nearly 11 percent (or over 21 percent on an annualized basis) from year end 2012.
•	Fee income from the Wealth Management Division reflected growth of over 11 percent when compared to the same quarter last year.
•	At June 30, 2013, the market value of assets under administration at Peapack-Gladstone Bank’s Wealth Division was $2.52 billion. This level reflected an increase of 22 percent from the end of June 2012 and an increase of 9 percent (or 19 percent on an annualized basis) from year end 2012.
•	Mortgage banking income (gain on sale of loans) for the June 2013 quarter grew by nearly 48 percent when compared to the June quarter of 2012.

•	Despite a reduced provision for loan losses in the current quarter compared to prior quarters, the allowance for loan losses as a percentage of nonperforming loans reflected improvement.
•	Asset quality metrics continued to be strong and improved when compared to prior periods. For example, nonperforming assets declined in both dollars and as a percentage of assets, to just 0.68 percent of total assets as of June 30, 2013.
•	The common equity ratio and book value per share at June 30, 2013 reflected improvement when compared to one year ago, despite the negative impact to GAAP capital of the mark-to-market of the investment portfolio available for sale, due to the rise in market interest rates.
•	The total risk-based regulatory capital ratio improved to 13.09 percent from 12.52 percent a year ago, even with over $100 million growth in assets, as well as migration of lower risk weighted investment security cash flows into commercial and multi-family mortgage loans.
•	The Company’s stock price has risen nearly 40 percent since the end of 2012.

Net Interest Income and Margin

On a fully tax-equivalent basis, net interest income was $12.60 million for the second quarter of 2013, reflecting a decrease of $461 thousand from the same quarter last year. The net interest margin, on a fully tax-equivalent basis, was 3.22 percent and 3.52 percent for the June 2013 and 2012 quarters, respectively.

Net interest income and the net interest margin for the current quarter reflected declines from the same quarter last year, due to the effect of the lower market yields, which compressed asset yields more than deposit costs. Additionally, a much higher overnight cash balance position maintained during the current quarter also contributed to the compressed margin. Partially offsetting these effects, net interest income and margin were benefitted in the current quarter by the positive effect of increased loans funded by deposits and cash flows from lower yielding investment securities.

Loans

For the second quarter of 2013, average loans totaled $1.20 billion as compared to $1.10 billion for the same quarter in 2012, which was an increase of $98.1 million, or 8.9 percent.

The average commercial mortgage and commercial loan portfolio for the quarter ended June 2013 increased $97.9 million, or 20.0 percent, from the same quarter of 2012. The increase was attributable to a more concerted focus on this type of business in both the New Jersey and New York City markets, as well as demand from high-quality borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

Total loans at June 30, 2013 grew $145.8 million or 13.2 percent when compared to total loans at June 30, 2012.

Total loan originations were $164.3 million for the second quarter of 2013, up from $100.1 million for the same quarter of 2012. Loan originations were $280.8 million for the first six months of 2013, up from $199.9 million for the same six month period of 2012. Included in the total were commercial mortgage/commercial loan originations of $94.8 million for the 2013 quarter compared to $36.7 million for the 2012 quarter.

Mr. Kennedy said “I continue to be extremely pleased with our success in generating solid lending growth. As part of our Strategic Plan, we introduced a comprehensive Commercial & Industrial (C&I) lending program and we closed and funded $16 million of volume so far this year. We expect such volume to continue to increase in future periods. Further, our multifamily lenders have generated significant volume and continue to maintain very robust pipelines.”

Deposits

For the June 2013 quarter, average total deposits (interest-bearing and noninterest-bearing) increased $87.3 million when compared to the same quarter last year. Over that same period, the Company saw growth in all deposit categories, except certificates of deposit. For the second quarter of 2013, average certificates of deposit (CDs) declined $20.3 million from the same 2012 quarter. These higher-cost CDs were replaced with lower-cost, more stable core deposits.

Total deposits at June 30, 2013 increased $99.8 million, or 7.0 percent from June 30, 2012. The Company continues to successfully focus on:

-	Business and personal core deposit generation, particularly checking;
-	Municipal relationships within its market territory; and
-	Growth in deposits associated with its commercial mortgage/commercial loan growth.

Mr. Kennedy commented, “I continue to believe that our strong and valuable core deposit base and our traditional focus on providing high touch client service are key differentiators for us as we grow our business.”

Peapack-Gladstone Bank Trust & Investments

In the second quarter of 2013, Peapack-Gladstone Bank Trust & Investments generated $3.63 million in fee income compared to $3.26 million for the second quarter of 2012, reflecting growth of 11.3 percent. The growth was due to new business, as well as market action coupled with solid investment advisory and management. The market value of the assets under administration of the wealth management division was $2.52 billion at June 30, 2013, up from $2.30 billion at December 31, 2012 and $2.06 billion reported at June 30, 2012.

Mr. Kennedy noted, “Conversations with all clients and potential clients across all lines of business will include a wealth discussion. The wealth management business adds significant value to our Company.”

Other Noninterest Income

In the June 2013 quarter, other noninterest income, exclusive of trust fees and securities gains, totaled $1.37 million, reflecting an increase of $65 thousand or 5.0 percent when compared to the same quarter a year ago. The second quarter of 2013 included $412 thousand of income from the sale of newly originated longer duration residential mortgage loans, compared to $279 thousand in the same 2012 quarter. The increase was due to increased production and a balance sheet management decision to retain less longer duration loans in the portfolio.

Operating Expenses

The Company’s total operating expenses were $14.08 million for the second quarter of 2013 compared to $11.70 million in the same 2012 quarter. The 2013 quarter included a $930 thousand write-down of an REO property. Salary and benefits expense rose due to: strategic hiring in line with the Company’s Strategic Plan; increased commissions related to residential loan originations; certain severance payments associated with organizational restructuring; normal salary increases; and increased bonus/incentive and profit sharing accruals. The 2013 expense levels also included various professional and other fees associated with various training and consulting, some of which was associated with the Strategic Plan.

Mr. Kennedy noted, “We expected higher operating expenses this second quarter of 2013, and we expect that trend will continue in line with our Strategic Plan. Further, we expect revenue and profitability, related to those increased expenses, to generally lag those expenses by several quarters.”

Provision for Loan Losses / Asset Quality

For the quarter ended June 30, 2013, the Company’s provision for loan losses was $500 thousand compared to $1.5 million provision recorded in the second quarter of 2012. Charge-offs, net of recoveries, for the second quarter of 2013 were $341 thousand compared to $1.3 million for the June 2012 quarter.

Nonperforming assets totaled $11.4 million or 0.68 percent of total assets at June 30, 2013 compared to $22.1 million or 1.40 percent of assets at June 30, 2012.

Capital / Dividends

As noted in prior quarters, the preferred stock issued in January 2009 under Treasury’s Capital Purchase Program (CPP) was fully redeemed early in the first quarter of 2012. At June 30, 2013, the Company’s leverage ratio, tier 1 and total risk based capital ratios were 7.39 percent, 11.84 percent and 13.09 percent, respectively. The Company’s ratios are all above the levels necessary to be considered well-capitalized under regulatory guidelines applicable to banks. Additionally, the Company’s common equity ratio (common equity to total assets) at June 30, 2013 was 7.39 percent of total assets, reflecting growth from 7.32 percent at December 31, 2012 and from 7.24 percent of total assets at June 30, 2012, despite the negative impact to GAAP capital of the June 30, 2013 mark-to-market of the investment portfolio available for sale, due to the rise in market interest rates.

As previously announced, on July 18, 2013, the Board of Directors declared a regular cash dividend of $0.05 per share payable on August 15, 2013 to shareholders of record on August 1, 2013.

As previously announced, on April 19, 2013 the Company filed a Form S-3 Registration Statement registering $50 million in securities, to be issued in the future from time to time at indeterminate prices (“Shelf Registration”). This Shelf Registration will enable the Company to efficiently take advantage of the capital markets from time to time in the future, as needed to support growth associated with its Strategic Plan. Mr. Kennedy noted, “We will be very careful in any decision to issue capital, making our decision only after appropriate and comprehensive analysis and vetting.”

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.68 billion as of June 30, 2013. Established in 1921, Peapack-Gladstone Bank is a commercial bank that offers a full range of quality banking products and services to businesses and consumers through its New Jersey locations, an online branch, a wealth management division, and its subsidiary, PGB Trust & Investments of Delaware. For additional information about Peapack-Gladstone Bank or to open an account online, visit www.pgbank.com or call 908-234-0700. Member FDIC. Equal Housing Lender.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in our net interest margin caused by the low interest rate and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2012. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2013	2013	2012	2012	2012
ASSETS
Cash and due from banks	$5,978	$5,030	$6,733	$5,466	$5,639
Federal funds sold	101	100	100	100	100
Interest-earning deposits	60,783	94,147	112,395	49,354	29,024
Total cash and cash equivalents	66,862	99,277	119,228	54,920	34,763

Securities held to maturity	—	—	—	76,698	84,779
Securities available for sale	270,334	283,448	304,479	253,489	257,318
FHLB and FRB Stock, at cost	4,729	4,643	4,639	4,639	4,818

Loans held for sale, at fair value	4,684	1,828	6,461	8,443	2,259
Loans held for sale, at lower of cost
or fair value	—	—	13,749	—	—

Residential mortgage	532,356	523,051	515,014	504,407	526,726
Commercial mortgage	534,371	455,670	420,086	391,976	384,289
Commercial loans	106,598	105,305	115,372	115,602	116,493
Construction loans	9,179	9,180	9,328	9,639	6,804
Consumer loans	19,552	20,782	21,188	21,542	20,885
Home equity lines of credit	47,583	46,778	49,635	51,440	49,057
Other loans	2,545	997	1,961	1,876	2,128
Total loans	1,252,184	1,161,763	1,132,584	1,096,482	1,106,382
Less: Allowance for loan losses	13,438	13,279	12,735	13,893	13,686
Net loans	1,238,746	1,148,484	1,119,849	1,082,589	1,092,696

Premises and equipment	29,021	29,429	30,030	30,472	30,979
Other real estate owned	3,347	4,141	3,496	3,392	3,073
Accrued interest receivable	3,972	3,768	3,864	4,040	3,447
Bank owned life insurance	31,490	31,283	31,088	30,887	30,688
Deferred tax assets, net	8,608	10,384	9,478	25,861	26,430
Other assets	17,797	18,647	21,475	8,060	7,355
TOTAL ASSETS	$1,679,590	$1,635,332	$1,667,836	$1,583,490	$1,578,605

LIABILITIES
Deposits:
Noninterest-bearing
demand deposits	$326,916	$307,730	$298,095	$306,711	$304,651
Interest-bearing deposits
Checking	352,196	336,934	346,877	332,786	323,813
Savings	115,823	114,804	109,686	103,572	104,631
Money market accounts	559,439	547,302	583,197	504,863	495,929
CD’s $100,000 and over	65,607	67,902	68,741	72,168	78,268
CD’s less than $100,000	102,945	106,432	109,831	112,586	115,793
Total deposits	1,522,926	1,481,104	1,516,427	1,432,686	1,423,085
Overnight borrowings	—	—	—	—	—
Federal home loan bank advances	12,000	12,099	12,218	12,335	16,451
Capital lease obligation	8,864	8,918	8,971	9,024	9,076
Other Liabilities	11,687	8,605	8,163	11,967	15,758
TOTAL LIABILITIES	1,555,477	1,510,726	1,545,779	1,466,012	1,464,370
Shareholders’ equity	124,113	124,606	122,057	117,478	114,235
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,679,590	$1,635,332	$1,667,836	$1,583,490	$1,578,605

Assets under administration at
Peapack-Gladstone Bank Trust
& Investments (market value,
not included above)	$2,520,424	$2,544,465	$2,303,612	$2,146,920	$2,062,798

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,		Sept 30,	June 30,
	2013	2013	2012		2012	2012
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—		$—	$—
Nonaccrual loans	8,075	11,290	11,732	(C)	16,958	19,011
Other real estate owned	3,347	4,141	3,496		3,392	3,073
Total nonperforming assets	$11,422	$15,431	$15,228	(C)	$20,350	$22,084

Nonperforming loans to
total loans	0.64%	0.97%	1.04%	(C)	1.55%	1.72%
Nonperforming assets to
total assets	0.68%	0.94%	0.91%	(C)	1.29%	1.40%

Accruing TDR’s (A)	$6,131	$5,986	$6,415	(C)	$7,625	$7,647

Loans past due 30 through 89
days and still accruing	$1,544	$1,791	$3,786		$2,536	$2,836

Classified loans (B)	$32,123	$35,945	$32,014	(C)	$47,017	$47,102

Impaired loans (B)	$17,977	$21,046	$18,147	(C)	$24,584	$26,658

Allowance for loan losses:
Beginning of period	$13,279	$12,735	$13,893		$13,686	$13,496
Provision for loan losses	500	850	4,525		750	1,500
Charge-offs, net	(341)	(306)	(5,683)		(543)	(1,310)
End of period	$13,438	$13,279	$12,735		$13,893	$13,686

ALLL to nonperforming loans	166.41%	117.62%	108.55%	(C)	81.93%	71.99%
ALLL to total loans	1.07%	1.14%	1.12%	(C)	1.27%	1.24%

Capital Adequacy:
Tier I leverage	7.39%	7.37%	7.27%		7.31%	7.15%

Tier I capital to risk-weighted assets	11.84%	12.16%	11.83%		11.51%	11.27%

Tier I & II capital to
risk-weighted assets	13.09%	13.41%	13.08%		12.76%	12.52%

Common equity to total assets	7.39%	7.62%	7.32%		7.42%	7.24%

Book value per common share	$13.93	$14.05	$13.87		$13.38	$13.02

(A)	Does not include $3.3 million at June 30, 2013, $3.3 million at March 31, 2013, $2.9 million at December 31, 2012, $5.7 million at September 31, 2012 and $6.1 million at June 30, 2012 of TDR’s included in nonaccrual loans.

(B)	Classified loans include all impaired loans. Impaired loans include all nonaccrual loans and all TDRs.

(C)	Does not include classified Loans Held for Sale, as these loans were carried at lower of cost or fair value and were being marketed for sale as of 12/31/12. The sale closed during Q1 2013.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED AND FUNDED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2013	2013	2012	2012	2012

Residential loans retained	$37,352	$31,430	$34,699	$24,334	$36,714
Residential loans sold	26,651	25,402	20,677	28,046	17,399
Total residential loans	64,003	56,832	55,376	52,380	54,113

CRE/multifamily	88,675	42,608	52,925	20,775	34,774
Commercial loans	6,170	9,930	2,150	1,000	1,960

Small business banking &
Installment loans	2,866	2,693	2,657	3,677	4,632

Home equity lines of credit	2,619	4,452	2,501	3,346	4,635

Total loan originations	$164,333	$116,515	$115,609	$81,178	$100,114

	For the Six Months Ended
	June 30,	June 30,
	2013	2012

Residential loans retained	$68,782	$81,471
Residential loans sold	52,053	31,014
Total residential loans	120,835	112,485

CRE/multifamily	131,283	69,836
Commercial loans	16,100	3,610

Small business banking &
Installment loans	5,559	6,339

Home equity lines of credit	7,071	7,613

Total loan originations	$280,848	$199,883

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2013	2013	2012	2012	2012
Income Statement Data:
Interest income	$13,460	$13,432	$13,792	$13,982	$14,102
Interest expense	1,012	1,005	1,033	1,132	1,199
Net interest income	12,448	12,427	12,759	12,850	12,903
Provision for loan losses	500	850	4,525	750	1,500
Net interest income after
provision for loan losses	11,948	11,577	8,234	12,100	11,403
Trust fees	3,628	3,368	2,929	2,918	3,259
Gain on sale of classified loans	—	522	—	—	—
Gain on loans sold (Mortgage
Banking)	412	470	370	358	279
Other income	958	955	973	1,048	1,026
Securities gains, net	238	289	3,078	235	107
Total other income	5,236	5,604	7,350	4,559	4,671
Salaries and employee benefits	7,935	7,079	8,045	7,029	6,408
Premises and equipment	2,338	2,304	2,433	2,290	2,413
FDIC insurance expense	280	280	267	299	290
Other expenses	3,526	2,630	2,808	2,375	2,593
Total operating expenses	14,079	12,293	13,553	11,993	11,704
Income before income taxes	3,105	4,888	2,031	4,666	4,370
Income tax expense	1,096	1,995	973	1,834	1,647
Net income	2,009	2,893	1,058	2,832	2,723
Dividends and accretion
on preferred stock	—	—	—	—	—
Net income available to
common shareholders	$2,009	$2,893	$1,058	$2,832	$2,723

Per Common Share Data:

Earnings per share (basic)	$0.23	$0.33	$0.12	$0.32	$0.31
Earnings per share (diluted)	0.22	0.32	0.12	0.32	0.31

Performance Ratios:

Return on average assets	0.48%	0.71%	0.26%	0.72%	0.69%
Return on average common
equity	6.41%	9.40%	3.52%	9.77%	9.65%

Net interest margin
(Taxable equivalent basis)	3.22%	3.28%	3.42%	3.50%	3.52%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For the
	Six Months Ended
	June 30,
	2013	2012
Income Statement Data:
Interest income	$26,892	$28,316
Interest expense	2,017	2,522
Net interest income	24,875	25,794
Provision for loan losses	1,350	3,000
Net interest income after
provision for loan losses	23,525	22,794
Trust fees	6,996	6,435
Gain on loans sold (Mortgage Banking)	882	467
Other income	2,435	1,995
Securities gains, net	527	497
Total other income	10,840	9,394
Salaries and employee benefits	15,014	12,521
Premises and equipment	4,642	4,744
FDIC insurance expense	560	642
Other expenses	6,156	4,877
Total operating expenses	26,372	22,784
Income before income taxes	7,993	9,404
Income tax expense	3,091	3,598
Net income	4,902	5,806
Dividends and accretion
on preferred stock	—	474
Net income available to
common shareholders	$4,902	$5,332

Per Common Share Data:

Earnings per share (basic)	$0.55	$0.61
Earnings per share (diluted)	0.55	0.61

Performance Ratios:

Return on average assets	0.60%	0.73%
Return on average common equity	7.89%	9.56%

Net interest margin
(Tax equivalent basis)	3.25%	3.53%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2013			June 30, 2012
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$220,954	$1,085	1.96%	$312,362	$1,770	2.27%
Tax-exempt (1) (2)	50,479	322	2.55	45,556	332	2.92
Loans held for sale	2,512	50	8.12	1,137	18	6.57
Loans (2) (3)	1,199,235	12,087	4.03	1,101,095	12,124	4.40
Federal funds sold	101	—	0.10	100	—	0.10
Interest-earning deposits	92,319	66	0.29	22,306	14	0.26
Total interest-earning
assets	1,565,600	$13,610	3.48%	1,482,556	$14,258	3.85%
Noninterest-Earning Assets:
Cash and due from banks	5,865			5,846
Allowance for loan losses	(13,523)			(13,990)
Premises and equipment	29,248			31,284
Other assets	71,862			76,469
Total noninterest-earning
assets	93,452			99,609
Total assets	$1,659,052			$1,582,165

LIABILITIES:
Interest-Bearing Deposits:
Checking	$356,060	$74	0.08%	$326,920	$90	0.11%
Money markets	551,150	239	0.17	505,532	257	0.20
Savings	114,028	15	0.05	99,958	13	0.05
Certificates of deposit	171,931	486	1.13	192,261	563	1.17
Total interest-bearing
deposits	1,193,169	814	0.27	1,124,671	923	0.33
Borrowings	12,025	92	3.06	36,586	168	1.84
Capital lease obligation	8,884	106	4.77	9,093	108	4.75
Total interest-bearing
liabilities	1,214,078	1,012	0.33	1,170,350	1,199	0.41
Noninterest –Bearing
Liabilities:
Demand deposits	311,227			292,459
Accrued expenses and
other liabilities	8,298			6,438
Total noninterest-bearing
liabilities	319,525			298,897
Shareholders’ equity	125,449			112,918
Total liabilities and
shareholders’ equity	$1,659,052			$1,582,165
Net interest income		$12,598			$13,059
Net interest spread			3.15%			3.44%
Net interest margin (4)			3.22%			3.52%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2013			March 31, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$220,954	$1,085	1.96%	$248,641	$1,277	2.05%
Tax-exempt (1) (2)	50,479	322	2.55	49,749	325	2.61
Loans held for sale	2,512	50	8.12	16,890	196	4.63
Loans (2) (3)	1,199,235	12,087	4.03	1,143,056	11,738	4.11
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	92,319	66	0.29	77,612	48	0.25
Total interest-earning
assets	1,565,600	$13,610	3.48%	1,536,049	$13,584	3.54%
Noninterest-Earning Assets:
Cash and due from banks	5,865			5,833
Allowance for loan losses	(13,523)			(13,075)
Premises and equipment	29,248			29,808
Other assets	71,862			75,111
Total noninterest-earning
assets	93,452			97,677
Total assets	$1,659,052			$1,633,726

LIABILITIES:
Interest-Bearing Deposits:
Checking	$356,060	$74	0.08%	$350,483	$79	0.09%
Money markets	551,150	239	0.17	552,863	214	0.15
Savings	114,028	15	0.05	110,662	14	0.05
Certificates of deposit	171,931	486	1.13	176,551	500	1.13
Total interest-bearing
deposits	1,193,169	814	0.27	1,190,559	807	0.27
Borrowings	12,025	92	3.06	12,139	92	3.03
Capital lease obligation	8,884	106	4.77	8,936	106	4.74
Total interest-bearing
liabilities	1,214,078	1,012	0.33	1,211,634	1,005	0.33
Noninterest –Bearing
Liabilities:
Demand deposits	311,227			290,835
Accrued expenses and
other liabilities	8,298			8,107
Total noninterest-bearing
liabilities	319,525			298,942
Shareholders’ equity	125,449			123,150
Total liabilities and
shareholders’ equity	$1,659,052			$1,633,726
Net interest income		$12,598			$12,579
Net interest spread			3.15%			3.21%
Net interest margin (4)			3.22%			3.28%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2013			June 30, 2012
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$234,721	$2,362	2.01%	$331,334	$3,822	2.31%
Tax-exempt (1) (2)	50,116	646	2.58	47,699	714	2.99
Loans held for sale	9,661	246	5.10	1,370	41	6.00
Loans (2) (3)	1,171,300	23,825	4.07	1,077,028	24,041	4.46
Federal funds sold	101	—	0.10	100	—	0.10
Interest-earning deposits	85,006	114	0.27	22,147	31	0.28
Total interest-earning
assets	1,550,905	$27,193	3.51%	1,479,678	$28,649	3.87%
Noninterest-Earning Assets:
Cash and due from banks	5,849			6,766
Allowance for loan losses	(13,300)			(13,872)
Premises and equipment	29,526			31,518
Other assets	73,475			77,369
Total noninterest-earning
assets	95,550			101,781
Total assets	$1,646,455			$1,581,459

LIABILITIES:
Interest-Bearing Deposits:
Checking	$353,286	$153	0.09%	$331,731	$203	0.12%
Money markets	552,003	454	0.16	510,944	561	0.22
Savings	112,354	28	0.05	97,345	42	0.09
Certificates of deposit	174,228	986	1.13	193,127	1,159	1.20
Total interest-bearing
deposits	1,191,871	1,621	0.27	1,133,147	1,965	0.35
Borrowings	12,082	184	3.05	36,912	340	1.84
Capital lease obligation	8,910	212	4.76	9,119	217	4.76
Total interest-bearing
liabilities	1,212,863	2,017	0.33	1,179,178	2,522	0.43
Noninterest –Bearing
Liabilities:
Demand deposits	301,087			283,808
Accrued expenses and
other liabilities	8,199			6,166
Total noninterest-bearing
liabilities	309,286			289,974
Shareholders’ equity	124,306			112,307
Total liabilities and
shareholders’ equity	$1,646,455			$1,581,459
Net interest income		$25,176			$26,127
Net interest spread			3.18%			3.44%
Net interest margin (4)			3.25%			3.53%